Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of PEDEVCO Corp. (the “Company”) for the year ended December 31, 2018 (including, but not limited to, the notes to the financial statements included therein) (the “Annual Report”).

We further consent to the inclusion and use in the Annual Report of our report dated February 28, 2019, entitled “PEDEVCO Corp. Interests – Various Oil Properties in Colorado & New Mexico – Total Provided Reverses as of December 31, 2018” (the “Report”), and the information from our Report contained in the Annual Report and the incorporation by reference of the Report as Exhibit 99.1 to the Annual Report.

We also consent to the incorporation by reference in (a) Registration Statement No. 333-227566 on Form S-8 of the Company, (b) Registration Statement No. 333-192002 on Form S-8 of the Company, (c) Registration Statement No. 333-214415 on Form S-3 of the Company, (d) Registration Statement No. 333-201098 on Form S-8 of the Company, (e) Registration Statement No. 333-207529 on Form S-8 of the Company, (f) Registration Statement No. 333-215349 on Form S-8 of the Company, (g) Registration Statement No. 333-222335 on Form S-8 of the Company, and (h) Registration Statement No. 333-201099 on Form S-3 of the Company, of our report dated February 28, 2019, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10-K of PEDEVCO Corp. for the year ended December 31, 2018.

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
By:
Name: W. Todd Brooker
Title: President

Cawley, Gillespie & Associates, Inc.
13640 Briarwick Drive, Suite 100
Austin, Texas 78729
March 29, 2019